Exhibit 99.1

Version 8

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Fourth Quarter and Full Year 2015

Financial Results

– Fourth Quarter Total Revenues Grow 5.9% to $104.7 Million –

– Fourth Quarter GAAP Earnings Per Share Up 23.0% to $0.28 –

– Fourth Quarter Non – GAAP Earnings Per Share Up 10.7% to $0.26 –

– Company Announces 16.7% Increase in Quarterly Dividend to $0.07 per Share –

WINTER PARK, Fla.—(BUSINESS WIRE)—February 12, 2016—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its fourth quarter and full year ended December 27, 2015.

Highlights for the fourth quarter of 2015 compared to the fourth quarter of 2014 were as follows:

Net income was $9.5 million, or $0.28 per diluted share, in the fourth quarter of 2015 compared to net income of $8.0 million, or $0.23 per diluted share, in the fourth quarter of 2014.

●

Income from continuing operations was $9.1 million, or $0.27 per diluted share, in the fourth quarter of 2015 compared to income from continuing operations of $8.9 million, or $0.26 per diluted share in the fourth quarter of 2014.

●

Net income in the fourth quarter of 2015 included a $0.3 million income tax benefit and net income in the fourth quarter of 2014 included a $0.7 million income tax benefit, both primarily relating to non-recurring state tax benefits.

●

Excluding these income tax benefits and earnings from discontinued operations, non-GAAP diluted earnings per common share increased 10.7% to $0.26, compared to $0.23 in the fourth quarter of 2014. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “I’m extremely proud of our Ruth’s Chris Steak House team members and franchise partners for delivering another year of strong operating results. During the fourth quarter, solid top-line growth combined with excellent execution and a favorable commodity environment enabled us to drive operating margin improvement. This impressive operating performance along with our balanced shareholder return plan drove strong earnings growth.”

O’Donnell continued, “We are very pleased with the progress we’ve made on our Ruth’s 2.0 initiatives, which we continue to roll out across the system to enthusiastic customer reviews. We look forward to another year of making memories on 500 degree sizzling plates.”

Review of Fourth Quarter 2015 Operating Results

Total revenues in the fourth quarter of 2015 were $104.7 million, an increase of 5.9% compared to $98.9 million in the fourth quarter of 2014.

Company-owned Sales

●	For the fourth quarter of 2015, Company-owned comparable restaurant sales increased 3.2%, which consisted of an average check increase of 3.5%, partially offset by a slight traffic decrease of 0.3%.
●	Average unit weekly sales were $114.2 thousand in the fourth quarter of 2015, an increase of 2.6% compared to $111.4 thousand in the fourth quarter of 2014.
●

67 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the fourth quarter of 2015 compared to 65 Company-owned Ruth’s Chris Steak House restaurants at the end of the fourth quarter of 2014. Total operating weeks for the fourth quarter of 2015 increased to 865 from 836 in the fourth quarter of 2014. Total operating weeks exclude discontinued operations.

Franchise Income

●

Franchise income in the fourth quarter of 2015 was up 3.5% to $4.6 million compared to $4.4 million in the fourth quarter of 2014. The increase in franchise income was due to new franchise restaurant openings during the last 12 months and a 0.5% increase in comparable franchise restaurant sales.

●	80 franchisee-owned restaurants were open at the end of the fourth quarter of 2015 compared to 77 at the end of the prior year fourth quarter.

Operating income in the fourth quarter of 2015 increased 9.1% to $13.0 million, compared to $11.9 million in the fourth quarter of 2014. As a percentage of total revenues, operating margin increased 37 basis points to 12.4% year-over-year.

●

Food and beverage costs, as a percentage of restaurant sales, decreased 129 basis points in the fourth quarter of 2015 to 30.5%, primarily due to a 3.5% increase in the average check and a 8% decrease in total beef costs.

●

Restaurant operating expenses, as a percentage of restaurant sales, decreased 46 basis points in the fourth quarter of 2015 to 45.1%, primarily due to lower healthcare claims experience in the quarter and the effects of higher sales on fixed costs.

●	Marketing and advertising, as a percentage of total revenues, decreased 10 basis points in the fourth quarter of 2015 to 4.4%.
●

General and administrative expenses, as a percentage of total revenues, increased 154 basis points in the fourth quarter of 2015 to 8.5%, driven by a year over year increase in performance based compensation and increased stock based compensation.

During the fourth quarter of 2015, the Company repurchased 730,647 shares of common stock under the Company’s previously announced $50 million share repurchase program, for approximately $12.1 million or an average price of $16.49 per share.

At the end of the fourth quarter of 2015, the Company had no funded debt outstanding under its senior credit facility, a decrease from $5.0 million in debt outstanding at the end of the third quarter of 2015.

Quarterly Cash Dividend

Subsequent to the end of the fourth quarter of 2015, the Company’s Board of Directors, as part of the Company’s focus on long-term shareholder returns, approved the payment of a quarterly cash dividend to shareholders of $0.07 per share. This dividend will be paid on March 10, 2016 to shareholders of record as of the close of business on February 25, 2016.

Review of Full Year 2015 Operating Results

Net income was $30.0 million, or $0.87 per diluted share, for the full year of 2015 compared to net income of $16.5 million, or $0.46 per diluted share for the full year of 2014.

●

Income from continuing operations was $30.2 million, or $0.87 per diluted share, for the full year of 2015 compared to income from continuing operations of $26.7 million, or $0.75 per diluted share, for the full year of 2014.

●	Net income in 2015 included a $0.4 million income tax benefit and net income in 2014 included a $0.5 million income tax benefit, both primarily related to non-recurring state tax benefits.
●

Excluding these income tax benefits and earnings from discontinued operations, non-GAAP diluted earnings per common share increased 17.2% to $0.87 for the full year of 2015, compared to $0.74 in the full year of 2014. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Total revenues in 2015 increased 7.9% to $373.4 million compared to $346.1 million in the prior year. The increase in revenues was due to additional Company and franchise restaurant development and an increase in comparable restaurant sales.

Company-owned Sales

●	For the full year 2015, Company-owned comparable restaurant sales increased 3.4%, which consisted of an average check increase of 3.5%, partially offset by a slight traffic decrease of 0.2%.
●	Average unit weekly sales were $102.5 thousand for the full year 2015, an increase of 3.4% compared to $99.1 thousand in the full year 2014.
●

67 Company-owned Ruth’s Chris Steak House restaurants were open at the end of 2015 compared to 65 Company-owned Ruth’s Chris Steak House restaurants at the end of the 2014. Total operating weeks for the full year 2015 increased to 3,433 from 3,283 in the full year of 2014. Total operating weeks exclude discontinued operations.

Franchise Income

●

Franchise income in the full year of 2015 was up 5.7% to $16.7 million compared to $15.8 million in the full year of 2014. The increase in franchise income was due to new franchise restaurant openings during the last 12 months and a 0.7% increase in comparable franchise restaurant sales.

●	80 franchisee-owned restaurants were open at the end of 2015 compared to 77 at the end of 2014.

Operating income in 2015 increased 12.9% to $44.8 million, compared to $39.7 million in 2014. As a percentage of total revenues, operating margin increased 53 basis points year-over-year to 12.0%.

●	Food and beverage costs, as a percentage of restaurant sales, decreased 101 basis points in 2015 to 30.7%, primarily due to a 3.5% increase in average check and lower beef costs.
●	Restaurant operating expenses as a percentage of restaurant sales decreased 88 basis points to 47.1% primarily due to lower healthcare claims.

●	Marketing and advertising costs, as a percentage of total revenues, remained flat year over year at 2.9%.
●

General and administrative expenses as a percentage of total revenues increased 107 basis points to 8.1%, driven by a year over year increase in performance based compensation and increased stock based compensation.

During 2015, the Company repurchased 1.5 million shares of common stock under the Company’s previously announced $50 million share repurchase program, for approximately $23.8 million or an average price of $15.99 per share. Since the beginning of 2014, the Company has repurchased 2.7 million shares for approximately $39.2 million, at an average price of $14.33. As of the end of 2015, the Company had $21.1 million remaining under its current authorization.

Development Update

The Company opened its second Dallas, TX restaurant on November 9, 2015 marking the second and final Company restaurant opening for 2015. As previously announced, the Company has signed leases for new restaurant openings in 2016. Albuquerque, NM is currently expected to open in the second quarter, Cleveland, OH and El Paso, TX in the third quarter, and Waltham, MA in the fourth quarter. Also, subsequent to the end of the fourth quarter of 2015, the Company announced that after 17 years in the marketplace, the Columbus, OH restaurant will be closing on February 15, 2016 due to changing marketplace dynamics.

Ruth’s Chris Steak House franchisees opened a third restaurant in San Antonio, TX on November 16, 2015. Subsequent to the end of the fourth quarter of 2015, one franchise location closed in San Salvador, El Salvador. Franchisees currently have signed leases for three new restaurant openings in 2016, with Jakarta, Indonesia opening in the first quarter, Odenton, MD in the third quarter and Greenville, SC in the fourth quarter. Additionally, franchise partners in Philadelphia, PA and Mississauga, Canada are expected to relocate their existing restaurants in the second half of 2016.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is announcing its full year 2016 outlook as follows:

●	Cost of goods sold of 29.5% to 31.5% of restaurant sales
●	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
●	Marketing and advertising costs of 2.9% to 3.1% of total revenues
●	General and administrative expenses of $29.0 million to $31.0 million
●	Effective tax rate of 32% to 34%
●	Capital expenditures of $28 million to $30 million
●	Fully diluted shares outstanding of 33.8 million to 34.5 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2015 financial results today at 8:30 AM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2472. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 4622110. The replay will be available until February 19, 2016.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 145 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s financial outlook, objectives, goals and plans, including with respect to new restaurant openings. Forward-looking statements frequently are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the Company’s ability to protect its name and logo and other proprietary information; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; changes in, or the discontinuation of, the Company’s share repurchase program or dividend payments; and the risk factors or uncertainties identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the Securities and Exchange Commission’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof, whether as a result of new information, future events or otherwise.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		52 Weeks Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Revenues:
Restaurant sales	$98,790	$93,095	$351,875	$325,437
Franchise income	4,558	4,402	16,661	15,763
Other operating income	1,399	1,444	4,897	4,897
Total revenues	104,747	98,941	373,433	346,097

Costs and expenses:
Food and beverage costs	30,130	29,598	108,101	103,259
Restaurant operating expenses	44,561	42,420	165,847	156,242
Marketing and advertising	4,573	4,418	10,925	10,076
General and administrative costs	8,908	6,887	30,242	24,311
Depreciation and amortization expenses	3,173	2,999	12,520	10,917
Pre-opening costs	405	707	1,032	1,630
Total costs and expenses	91,750	87,029	328,667	306,435

Operating income	12,997	11,912	44,766	39,662

Other income (expense):
Interest expense, net	(202)	(278)	(790)	(1,159)
Other	319	12	358	37

Income from continuing operations before income tax expense	13,114	11,646	44,334	38,540
Income tax expense	4,024	2,791	14,168	11,830

Income from continuing operations	9,090	8,855	30,166	26,710
Income (loss) from discontinued operations, net of income taxes	421	(870)	(162)	(10,255)
Net income	$9,511	$7,985	$30,004	$16,455

Basic earnings (loss) per common share:
Continuing operations	$0.27	$0.26	$0.88	$0.76
Discontinued operations	0.01	(0.03)	$0.00	(0.29)
Basic earnings per share	$0.28	$0.23	$0.88	$0.47

Diluted earnings (loss) per common share:
Continuing operations	$0.27	$0.26	$0.87	$0.75
Discontinued operations	0.01	(0.03)	$0.00	(0.29)
Diluted earnings per share	$0.28	$0.23	$0.87	$0.46

Shares used in computing net income (loss) per common share:
Basic	33,524,916	34,680,666	34,018,582	34,955,760
Diluted	33,901,787	34,998,312	34,434,407	35,415,483

Dividends declared per common share	$0.06	$0.05	$0.24	$0.20

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-recurring items and losses from discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		52 Weeks Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
GAAP net income	$9,511	$7,985	$30,004	$16,455
Impact of excluding certain non-recurring income tax items	(322)	(677)	(355)	(549)
Net of tax impact of excluding loss from discontinued operations	(421)	870	162	10,255
Non-GAAP net income	$8,768	$8,178	$29,811	$26,161

Non-GAAP diluted earnings per share	$0.26	$0.23	$0.87	$0.74

Shares:
Weighted average number of common shares outstanding - basic	33,524,916	34,680,666	34,018,582	34,955,760
Dilutive shares	376,871	317,646	415,825	459,723
Weighted-average number of common shares outstanding - diluted	33,901,787	34,998,312	34,434,407	35,415,483